Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

FINWARD BANCORP,

PEOPLES BANK

AND

TODD M. SCHEUB

TABLE OF CONTENTS

Page

1	Employment and Term.	1
2	Duties.	1
3	Salary.	2
	(a) Base Salary.	2
	(b) Salary Increases or Decreases.	2
	(c) Expenses, Automobile and Organizations.	2
4	Annual Bonuses.	2
5	Equity Incentive Compensation.	2
6	Other Benefits.	3
	(a) Insurance Plans.	3
	(b) Vacation.	3
	(c) Other.	3
7	Termination.	3
	(a) Death or Disability.	3
	(b) Discharge for Cause.	4
	(c) Termination for Other Reasons.	4
8	Definitions.	4
9	Obligations of the Bank Upon Termination.	9
	(a) Death, Disability, Discharge for Cause, or Resignation Without Good Reason.	9
	(b) Discharge Without Cause or Resignation with Good Reason; Change of Control.	9
	(c) Level of Bonus and Welfare Benefits after a Change of Control.	11
	(d) Continuing Obligations After Termination.	11
	(e) Six Month Delay.	11
10	Certain Reduction of Payments by the Bank.	11
11	No Set-Off or Mitigation.	11
12	Binding Effect.	12
13	Notices.	12
14	Tax Withholding.	12
15	Arbitration.	12
16	No Assignment.	13
17	Nonsolicitation.	13
18	Confidentiality.	14
19	Execution in Counterparts.	15
20	Jurisdiction and Governing Law.	15
21	Severability.	16
22	Prior Understandings.	16
23	Payments upon Income Inclusion under Section 409A of the Code.	16

Employment Agreement

Page i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of April 27, 2022 (the “Effective Date”), by and between Finward Bancorp (the “Company” or “FNWD”), the wholly-owned subsidiary of the Company, Peoples Bank, (“Peoples Bank,” and collectively with the Company, the “Bank” unless otherwise noted), and Todd M. Scheub (the “Executive”).

Recitals

WHEREAS, the Bank wishes to promote Executive to President of Peoples Bank and to Executive Vice President & Chief Revenue Officer of the Company on the terms and conditions provided herein, and the Executive wishes to be employed in such capacity on the terms and conditions provided herein; and

WHEREAS, in addition to the employment provisions contained herein, the Bank and the Executive have agreed to certain restrictions, covenants, agreements, and severance payments, as set forth in this Agreement.

Agreement

NOW, THEREFORE, the Bank and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.    Employment and Term. Unless terminated earlier as provided herein, Peoples Bank shall employ the Executive as its President and he shall also be employed in the position of Executive Vice President & Chief Revenue Officer for the Company, and the Executive shall so serve, in accordance with the provisions of this Agreement. Unless terminated earlier as provided herein, the term of the Executive’s employment under this Agreement shall commence as of the Effective Date and end on the date that is one year after the Effective Date (the “Initial Term”); provided that, the Initial Term shall be automatically renewed for an additional one year on the anniversary of the Effective Date, and on the same date in each subsequent year thereafter (each, a “Renewal Term,” with the Initial Term and any Renewal Terms collectively referred to herein as the “Term”), unless, at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, the Executive or the Bank, by a written notice delivered to the other party, elects not to have the Term renewed.

2.    Duties. During the period of employment as provided in Section 1 above, the Executive shall serve as President of Peoples Bank and Executive Vice President & Chief Revenue Officer of the Company and have all powers and duties consistent with such positions, subject to the reasonable direction of the President and CEO of the Company (the “CEO”). The Executive shall devote his best efforts to fulfill faithfully, responsibly, and to the best of his ability his duties hereunder; provided that, with the approval of the CEO, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the CEO’s judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of the Executive’s duties, or will not violate any applicable statute or regulation.

Employment Agreement

3.    Salary.

(a)    Base Salary. For services performed by the Executive for the Bank pursuant to this Agreement during the period of employment as provided in Section 1 hereof, Peoples Bank shall pay the Executive a base salary at the rate of Two Hundred Seventy-One Thousand Dollars ($271,000.00) per year, payable in substantially equal installments in accordance with the Peoples Bank’s regular payroll practices. The Executive’s base salary (with any increases under Section 3(b) below) shall not be subject to reduction, except in the case the Bank makes similar decreases in the base salaries it pays to the other executive officers of Peoples Bank. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Bank (including those under Sections 4, 5, and 6 below) or which may be otherwise authorized from time to time by the Board of Directors of the Company (“Board”) (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

(b)    Salary Increases or Decreases. During the period of employment as provided in Section 1 hereof, the base salary of the Executive shall be reviewed by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance of the Bank or decreased under the circumstances permitted in Section 3(a). If it is determined that an increase or decrease is merited, such increase or decrease shall be promptly put into effect and the base salary of the Executive as so increased or decreased shall constitute the base salary of the Executive for purposes of Section 3(a).

(c)    Expenses, Automobile and Organizations. The Bank shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his services under this Agreement. The Bank further agrees to provide the Executive with the full time use of an automobile of a make and model selected by the Executive, which automobile shall have the lesser of three years of age or 50,000 miles, commensurate with his position and as approved by the Compensation Committee of the Board. Subject to the approval of the CEO, Peoples Bank shall reimburse the Executive for all initiation fees and dues associated with membership in professional, social, civic, and service organizations which the Executive joins or has joined and which membership, in whole or in part, furthers the interests of or promotes the interests of the Bank or assists the Executive in business relationships on behalf of the Bank.

4.    Annual Bonuses. During the Term of employment hereunder, the Executive shall be eligible to receive in cash an annual performance bonus as may be set by the Board.

5.    Equity Incentive Compensation. During the Term of employment hereunder, the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Bank, in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) the Company’s 2015 Stock Option and Incentive Plan.

Employment Agreement

6.    Other Benefits.

(a)    Vacation. Notwithstanding anything herein to the contrary, the Executive shall be entitled to a maximum of five weeks’ vacation to be taken during such times as may be chosen by the Executive. Any vacation time not taken during any calendar year and any unused vacation days in existence as of the date hereof shall be administered in accordance with Peoples Bank’s policies and procedures in effect from time to time. Vacation time for each calendar year shall be considered earned as of the first day of each calendar year.

(b)    Other. The Executive also shall be entitled to participate in all of the various retirement, welfare, fringe benefit, and executive perquisite plans, programs, and arrangements of Peoples Bank as they may exist from time to time. Notwithstanding the limitations of any health benefit plan maintained by Peoples Bank, Peoples Bank agrees to pay the costs of any necessary physical examinations and the costs of all diagnostic testing incurred by the Executive on his own behalf.

7.    Termination. Unless this Agreement is earlier terminated in accordance with the following provisions of this Section 7, the Bank shall continue to employ the Executive and the Executive shall remain employed by the Bank during the entire Term of this Agreement as set forth in Section 1. Section 9 hereof sets forth certain obligations of the Bank in the event that the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Agreement are defined in Section 8 below.

(a)    Death or Disability. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately in the event of the Executive’s death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled if he, with or without reasonable accommodation: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Peoples Bank. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature, and extent of any such disability. In accordance with Section 13 of this Agreement, the Bank shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Bank to terminate the Executive’s employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Section 3(a) hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of Peoples Bank.

(b)    Discharge for Cause. In accordance with the procedures hereinafter set forth, the CEO may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date, which may be as early as the date of the giving of such notice. No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination.

Employment Agreement

(c)    Termination for Other Reasons. The CEO may discharge the Executive for reason other than Cause by giving written notice to the Executive in accordance with Section 13 at least thirty (30) days prior to the Date of Termination. The Executive may resign from his employment, without liability to the Bank, by giving written notice to the Bank in accordance with Section 13 at least thirty (30) days prior to the Date of Termination. Notwithstanding the foregoing, if the Executive resigns for Good Reason, the Executive must provide written notice of resignation within ninety (90) days of the occurrence of the event constituting Good Reason and the Bank shall have thirty (30) days to cure the event constituting Good Reason. If the Bank fails to cure the event of Good Reason within thirty (30) days, the Executive’s resignation shall become effective thirty (30) days after the expiration of the cure period. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for reasons other than Cause or resigns.

8.    Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)    “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) the Executive’s base salary under Section 3(a) through the Date of Termination to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation, and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid, and (iii) any unused vacation, expense reimbursements (regardless of whether a claim for such has yet been filed), and other cash entitlements due the Executive as of the Date of Termination. For the purpose of this Section 8(a), dollar amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued unless it has been specifically approved by the Board in accordance with the applicable plan, program, or policy.

(b)    “Cause” shall mean any of the following: (i) the commission of an act of malfeasance, fraud, embezzlement, breach of trust, or dishonesty by Executive; (ii) Executive’s indictment, conviction of, or plea of “guilty” or “no contest” to, a felony or crime of moral turpitude; (iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Bank; (iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Bank, any other misconduct on the part of Executive, or any violation of a government law or regulation applicable to the Bank; (v) Executive’s failure to satisfactorily perform his duties in the opinion of the CEO, which failure has not been remedied by Employee within thirty (30) days after the CEO delivers written notice thereof to Employee; or (vi) Executive’s breach of this Agreement.

Employment Agreement

(c)    “Change of Control” shall mean any of the following:

(i)    a change in the ownership of the Company or Peoples Bank, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company or Peoples Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank. Such acquisition may occur as a result of a merger of the Company or Peoples Bank into another entity which pays consideration for the shares of capital stock of the merging Company or Peoples Bank. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or Peoples Bank (or to cause a change in the effective control of the Company or Peoples Bank within the meaning of Section 8(c). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company or Peoples Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company or Peoples Bank (or issuance of stock of the Company or Peoples Bank) and stock in the Company or Peoples Bank remains outstanding after the transaction.

(ii)    a change in the effective control of the Company or Peoples Bank, which shall occur only on either of the following dates:

1)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Peoples Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Company or Peoples Bank.

2)    the date a majority of members of the Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; provided that, this provision shall not apply if another corporation is a majority shareholder of the Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Company or Peoples Bank, the acquisition of additional control of the Company or Peoples Bank by the same person or persons is not considered to cause a change in the effective control of the Company or Peoples Bank (or to cause a change in the ownership of the Company or Peoples Bank within the meaning of subsection (i) of this section).

Employment Agreement

(iii)    a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer. A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

1)    a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

2)    an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

3)    a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

4)    an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)    For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or Peoples Bank; provided that, they will not be considered to be acting as a group if they are owners of an entity that merges into the Company or Peoples Bank where the Company or Peoples Bank is the surviving corporation.

Notwithstanding any other provision of this Agreement, with respect to any payment or benefit described herein that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no Change in Control shall be deemed to have occurred unless such event constitutes a Change in Control under Code Section 409A.

(d)     “Date of Termination” shall mean (i) in the event of a discharge of the Executive by the CEO for Cause, the date specified in such Notice of Termination, (ii) in the event of a discharge of the Executive without Cause or a resignation by the Executive other than for Good Reason, the date specified in the written notice to the Executive (in the case of discharge) or to the Bank (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (iii) in the event of a resignation by the Executive for Good Reason, thirty (30) days after the expiration of the cure period set forth in Section 7(c), (iv) in the event of the Executive’s death, the date of the Executive’s death, (v) in the event of termination of the Executive’s employment by reason of disability pursuant to Section 7(a), the date the Executive receives written notice of such termination, and (vi) upon termination of this Agreement due to a Change in Control, the date of such Change in Control.

Employment Agreement

(e)    “Good Reason” shall mean any of the following, which has not been expressly consented to in advance by the Executive in writing: (i) assignment of duties to Executive by the CEO that are inconsistent with the Executive’s position, authority, duties, or responsibilities as President of Peoples Bank or Executive Vice President & Chief Revenue Officer of the Company, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in the Executive’s then current base salary as determined under Section 3(a) hereof, unless such reduction is required by law or regulation, or such reduction is proportionate to a reduction in the base salary of all other executive officers of Peoples Bank; (iii) any substantial failure by the Bank to comply with any of the provisions of this Agreement; provided that, actions taken by the Bank under clause (i) of this section by reason of the Executive’s inability to perform the responsibilities contemplated by those sections because of a physical or mental injury or disease shall not be deemed “Good Reason;” provided, further that the expiration of the Term of this Agreement, or the provision of a notice of non-renewal of the Term of this Agreement (whether by the Bank or the Executive) pursuant to Section 1 hereof, whether or not a new, amended, or superseding agreement or arrangement is entered into, shall not constitute “Good Reason.”

(f)    The Executive shall have a “Termination of Employment” if there is a termination of services provided by the Executive to the Bank, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Board in accordance with Treas. Reg. §1.409A-1(h). In determining whether an Executive has experienced a Termination of Employment, the following provisions shall apply:

(i)    To the extent the Executive provides services to the Company or Peoples Bank solely as an employee, except as otherwise provided in subsection (iii) below, a Termination of Employment shall occur when the Executive has experienced a termination of employment with the Employer (defined below). The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Employer reasonably anticipate that either (A) no further services will be performed for the Employer after a certain date, or (B) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months).

If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Executive retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer.

Employment Agreement

(ii)    If the Executive provides services to the Employer as an independent contractor, except as otherwise provided in subsection (iii) below, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Board to constitute a good-faith and complete termination of the contractual relationship between the Executive and the Employer.

(iii)    If the Executive provides services to the Employer as both an employee and an independent contractor, a Termination of Employment generally shall not occur until the Executive has ceased providing services for the Employer as both an employee and an independent contractor, as determined in accordance with the provisions set forth in subsections (i) and (ii) above, respectively. Similarly, if the Executive either (A) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an employee, or (B) ceases providing services for the Employer as an employee and begins providing services for the Employer as an independent contractor, the Executive will not be considered to have experienced a Termination of Employment until the Executive has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subsections (i) ad (ii) above.

Notwithstanding the foregoing provisions in this subsection (iii), if the Executive provides services for the Employer as both an employee and a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Executive as a director shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as a director.

(iv)    For the purpose of determining whether the Executive has experienced a Termination of Employment, the term “Employer” shall mean:

(A)    The entity for which the Executive performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises; and

(B)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, an ownership threshold of at least 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Employment Agreement

Any reference in this Agreement to a "termination of employment," severance from employment, separation from employment, resignation or discharge otherwise entitling the Executive to payment hereunder shall be deemed to mean a Termination of Employment; provided, however, that with respect to any benefit or payment described in this Agreement which is subject to Code Section 409A, no Termination of Employment shall occur unless a separation from service under Code Section 409A has occurred.

9.    Obligations of the Bank Upon Termination. The following provisions describe the obligations of the Bank to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Bank or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Bank or any of its subsidiaries.

(a)    Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event of the death or disability of the Executive, or upon the Executive’s Termination of Employment by reason of his discharge by the Bank for Cause, or upon the Executive’s Termination of Employment by reason of his resignation other than for Good Reason, Peoples Bank shall pay to the Executive, or his heirs or estate in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided that, any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(b)    Discharge Without Cause or Resignation with Good Reason. In the event of the Executive's Termination of Employment (1) by reason of the discharge of the Executive by the Bank without Cause, or (2) by reason of the resignation of the Executive for Good Reason, and contingent upon the Executive timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Company (the “Separation and Release Agreement”), then Peoples Bank shall pay to Executive, or his heirs or estate in the event of the Executive' s death, in addition to the compensation and benefits described in Section 9(a), the following benefits:

(i) Payment in a lump sum of an amount equal to one and a half (1.5) times the Executive’s then-current base salary as in effect prior to the termination;

(ii) Payment in a lump sum of an amount equal to one and a half (1.5) times the most recent annual bonus received by the Executive;

(iii) Continuation, for a period of eighteen (18) months after the Date of Termination, of welfare benefits and senior executive perquisites at least equal to those which would have been provided if the Executive's employment had continued for that time; and

Employment Agreement

(iv) Outplacement services, at the expense of Peoples Bank, from a provider reasonably selected by Peoples Bank.

The amounts payable under paragraphs (b)(i) and (ii) shall be paid on the first payroll date following sixty (60) days after Executive’s Date of Termination only if Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the 60th day after Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Company. No payment under this Paragraph 9(b) shall be due or payable to Executive if he fails to timely deliver to the Company an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within 60 days of his Date of Termination or Executive breaches any provision herein or any separate agreements with the Company.

To the extent any benefits or perquisites provided under paragraph (b)(iii) provide for reimbursements of expenses incurred by the Executive, or in-kind benefits, the following conditions must be satisfied:

(1)    The benefit or perquisite must provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(2)    The benefit or perquisite must provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period;

(3)    The benefit or perquisite must provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(4)    The reimbursement of an eligible expense must be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred; and

(5)    The right to reimbursement or in-kind benefit must not be subject to liquidation or exchange for another benefit.

Employment Agreement

(c)     Level of Bonus and Welfare Benefits after a Change of Control. In the event of Executive’s discharge without Cause or resignation for Good Reason is in connection with a Change of Control, the phrase "most recent annual bonus" as used in paragraph (b)(ii) shall be replaced by the phrase "most recent annual bonus received by the Executive prior to the Change of Control," and the phrase "would have been provided if the Executive's employment had continued for that time" as used in paragraph (b)(iii) shall be replaced by the phrase "were provided to the Executive immediately prior to the Change of Control;" provided that, this paragraph (c) shall not apply to (b)(ii) or (iii) if the benefits the Executive would receive under (b)(ii) or (iii) would be greater without the application of this paragraph (c).

(d)    Continuing Obligations After Termination. If the Executive’s employment with the Bank terminates for any reason, the Bank’s obligations and the Executive’s obligations under Sections 9 through 18 shall continue after termination of the employment relationship.

(e)    Six Month Delay. To the extent the Executive is a “specified employee” (as defined below) as of his Termination of Employment, any payments of “deferred compensation” (as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) due to the Executive as a result of his Termination of Employment shall begin no sooner than six months after the Executive’s Termination of Employment; provided that, any payments not made during the six month period described in this subsection (e) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period. For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A‑1(i) and shall include, without limitation, (1) an officer of the Company or Peoples Bank having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Company or Peoples Bank, or (3) a one percent owner of the Company or Peoples Bank having annual compensation of more than $150,000. The determination of whether the Executive is a “specified employee” shall be made by the Bank in good faith applying the applicable Treasury regulations.

10.    Certain Reduction of Payments by the Bank. Notwithstanding Section 9 of this Agreement, the payments or benefits to be made or afforded to Executive under this Agreement when aggregated with any other “parachute payments” (defined under Section 280G of the Code) as compensation that becomes payable or accelerated due to a Change of Control payable under any plans, agreements, or policies of the Company or Peoples Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company or Peoples Bank loses all or part of its compensation deduction for such payments. The Executive shall determine the allocation of the reduction required hereby among the benefits to which the Executive is entitled.

11.    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

Employment Agreement

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company and Peoples Bank. The Company and Peoples Bank shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Bank and the Company in accordance with the operation of law, and such successor shall be deemed the “Company” or “Peoples Bank,” as appropriate, for purposes of this Agreement.

13.    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Bank, to:

Peoples Bank
9204 Columbia Avenue
Munster, Indiana 46321
Attention: Corporate Secretary

If to the Executive, to:

Todd M. Scheub

[Redacted]

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

14.    Tax Withholding. The Bank shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock, and/or other property made by or on behalf of the Bank to or for the benefit of the Executive under this Agreement or otherwise. The Bank may, at its option: (i) withhold such taxes from any cash payments owing from the Bank to the Executive; (ii) require the Executive to pay to the Bank in cash such amount as may be required to satisfy such withholding obligations; and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

15.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne equally by the parties. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

Employment Agreement

16.    No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or other charge.

17.    Non-solicitation.The Executive covenants and agrees that:

(a)    During his employment with either the Company and /or Peoples Bank, and for a period of eighteen (18) months following the Date of Termination, he shall not directly or indirectly, for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company (or Peoples Bank): (i) who has access to, or possesses, Confidential Information or other knowledge regarding the Company (or Peoples Bank) that could give a competitor of the Company (or Peoples Bank) an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Company’s (or Peoples Bank’s) customers or clients or acquired Confidential Information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during the Executive’s last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Company (or Peoples Bank), or any other business or activity of the Company (or Peoples Bank).

(b)    During his employment with either the Company and / or Peoples Bank , he shall not directly or indirectly, for himself or for any third party, solicit, divert or accept business from any customer or prospective customers of the Bank. Executive further agrees that, for eighteen (18) months following the Date of Termination, he shall not, in a Competitive Capacity and on behalf of any person or entity other than Peoples Bank, directly or indirectly:

i.

solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any customer of the Bank with whom he had actual contact, or over which he had responsibility, at any time in the two (2) years preceding the Date of Termination;

ii.	solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any customer of the Bank about whom he obtained Confidential Information;

iii.

solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any identified prospective customer of the Bank with whom he had actual contact, or over which he had responsibility, at any time in the two (2) years preceding the Date of Termination; or

iv.	solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any identified prospective customer of the Bank about whom he obtained Confidential Information.

Employment Agreement

(c)    For purposes of this Section, the terms

i.

“Competitive Business” shall mean the marketing, sale or provision of products or services that directly compete against the products or services (a) with which Executive was involved during his last two (2) years of employment with the Bank; or (b) which the Bank is developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service) and about which Executive gained any Confidential Information in the course of his employment with the Bank;

ii.

“Competitive Capacity” shall mean (a) performing tasks or duties similar to those Executive performed in his last two (2) years of employment at the Bank for a competitor of Peoples Bank (or the Company); (b) managing/supervising those who, for a competitor of Peoples Bank (or the Company), perform tasks or duties similar to those which Executive performed in his last two (2) years of employment at Bank; or (c) performing, on behalf of a competitor of Peoples Bank (or the Company), tasks or duties in which Executive utilizes any Confidential Information that he learned in the course of his relationship with the Bank.

18.    Confidentiality.

(a)    The Executive acknowledges and agrees that (i) by virtue of his employment, he has been and will be given access to, and will help analyze, formulate, or otherwise use, Confidential Information (defined below), (ii) the Bank has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Bank’s business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Bank, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Bank hereunder, he has a duty of fidelity, loyalty, and trust to the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Bank, the Bank’s customers or prospective customers, or vendors or suppliers of the Bank, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Bank. The Executive shall follow all Bank policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

Employment Agreement

(b)    The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Bank.

(c)    From time to time, the Bank may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

(d)    For purposes of Sections 17 and 18, the term “Confidential Information” means the following:

(1)    materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Bank’s business that are not generally known or available to the Bank’s business, trade, or industry, or to individuals who work therein, other than through a breach of this Agreement; or

(2)    trade secrets of the Bank (as defined in Indiana Code § 24-2-3-2, as amended, or any successor statute).

(3)    Confidential Information also includes, but is not limited to: (i) information about the Bank’s employees; (ii) information about the Bank’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by the Bank; (iv) Bank customer and prospective customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Bank’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Bank in a manner not available to the public or for a purpose beneficial to the Bank.

19.    Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

20.    Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the conflict of laws provisions of such laws.

Employment Agreement

21.    Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair, or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. Nothing herein shall be construed as requiring the Bank to make any payment which would be prohibited under 12 C.F.R. 359. In the event a payment required under the terms of this Agreement cannot lawfully be made because of the limitations of 12 C.F.R. 359, the obligation to make such payment shall be deferred until such time as the limitations of 12 C.F.R. 359 shall no longer apply. Upon deferring any payment required under this Agreement due to the limitations of 12 C.F.R. 359, the Bank shall provide the Executive with a legal opinion of counsel addressing the exact provisions of 12 C.F.R. 359 which pose the barrier to payment.

22.    Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes and novates all other oral or written agreements or understandings between them regarding the subject matter hereof, including but not limited to the Executive Change in Control Severance Plan (and any revisions thereto) and Executive’s Non-Solicitation and Confidentiality Agreement. No change, alteration, or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

23.    Code Section 409A. Upon the inclusion of any amount into the Executive's income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder. This Agreement is intended to comply with the requirements of Code Section 409A to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements or any applicable exceptions. If any provision contained in the Agreement conflicts with the requirements of Code Section 409A (or the exceptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exceptions thereto), and the Company shall have the right to amend the Agreement, as necessary for compliance. In no event whatsoever shall the Company (or Peoples Bank) be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A

[Signature Page Follows]

Employment Agreement

IN WITNESS WHEREOF, each of the Company and Peoples Bank have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

Finward Bancorp

By:	/s/ Donald P. Fesko
Name:	Donald P. Fesko
Title:	Chair, Compensation Committee

Peoples Bank

By:	/s/ Donald P. Fesko
Name:	Donald P. Fesko
Title:	Chair, Compensation Committee

Todd M. Scheub

/s/ Todd M. Scheub

Employment Agreement